Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) shall be effective as of the 29th day of April, 2014 (the “Effective Date”) by and between Salix Pharmaceuticals, Inc., a California corporation with its principal place of business in Wake County, North Carolina (together with its subsidiaries, affiliates and successors, hereafter referred to as “Employer”), and William Forbes, an individual residing in Wake County, North Carolina (“Employee”).

WHEREAS, Employer has employed and wishes to continue to employ Employee, and Employee desires to continue in the employment of Employer; and

WHEREAS, Employer and Employee previously entered into an Employment Agreement (the “Original Agreement”), and now desire to enter into this Agreement, which replaces and supersedes in its entirety all prior employment agreements, including but not limited to the Original Agreement.

NOW THEREFORE, in consideration of the mutual obligations set forth in this Agreement, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

ARTICLE I

EMPLOYMENT

1.1 Position; Duties. Employer hereby agrees to continue to employ Employee as its Executive Vice President, Medical, Research and Development, and Chief Development Officer with such duties as are reasonably assigned by the Chief Executive Officer and the Board of Directors (the “Board”) from time to time and that are consistent with such positions.

1.2 Employee’s Obligation. Employee hereby accepts employment with Employer as set forth herein. Employee agrees to perform fully, faithfully, competently, and effectively such duties as shall be reasonably assigned by the Chief Executive Officer and the Board and to devote Employee’s best efforts to the business of Employer. Employee shall be specifically obligated to work to maximize the success of Employer’s business throughout the world. As a part of Employee’s duties, Employee shall comply with all applicable policies of Employer, as in effect or as may be established from time to time.

1.3 Consideration to Employee. Employee hereby acknowledges that this Agreement is supported by adequate and sufficient consideration and that in exchange for signing this Agreement and agreeing to the commitments contained herein, Employer will continue to employ Employee as described in this Agreement and will also pay Employee the sum of Five Hundred Dollars ($500.00), less applicable taxes and other withholdings, which payment is expressly conditioned upon Employee’s execution of this Agreement.

ARTICLE II

TERM OF EMPLOYMENT

2.1 Term. Employee’s employment with Employer hereunder shall commence as of the Effective Date and continue unless and until Employee’s employment terminates pursuant to Article VI hereof.

2.2 Resignation. Upon Employee’s termination of employment for any reason, Employee hereby resigns all employment and related job duties and responsibilities with Employer, including, without limitation any and all positions on any committees or boards of Employer or any of its affiliates. Employee agrees to sign all documentation evidencing the foregoing as may be presented to Employee for signature by Employer.

ARTICLE III

COMPENSATION

3.1 Base Salary; Bonus. During the term of this Agreement, Employer shall pay Employee an annual base salary, as set forth in Appendix A, which may be adjusted periodically by Employer in its sole discretion subject to the terms of this Agreement. For purposes of this Agreement, the term “Base Salary” shall mean Employee’s annual base salary referred to in the preceding sentence, but shall exclude any reimbursements for medical, professional, or transportation expenses, excess group-term life insurance coverage, severance pay, commissions, or other “fringe benefits.” Employee’s Base Salary shall be paid in accordance with Employer’s regular payroll procedures, but shall be computed pro rata in any partial year or other partial period of employment. Employer may also pay Employee an annual bonus to be determined by the Board or its designee in its sole discretion and subject to periodic adjustment, and in accordance with Employer’s Bonus Plan (the “Bonus”). Employer shall withhold from all of Employee’s compensation, including without limitation the Base Salary and Bonus, such sums as are required by federal, state and/or local laws and/or any amounts properly requested by Employee. Employee’s Base Salary, Bonus, and Benefits (as defined below) are described more fully in Appendix A hereto, which is incorporated by reference as if fully set out herein, and which may be amended periodically at the sole discretion of the Board or its designee in accordance with the terms of this Agreement.

3.2 Non-Compensation Benefits. In addition to any other compensation paid to Employee hereunder, during the term of this Agreement, Employer shall also provide Employee with benefits consistent with those generally provided to similarly situated employees of Employer (the “Benefits”).

ARTICLE IV

SECRET, CONFIDENTIAL AND/OR PROPRIETARY INFORMATION

4.1 Non-Disclosure. Employee acknowledges and agrees that: (i) as an employee of Employer, Employee has had and will have substantial access to Confidential Information (as defined below), the unauthorized use or disclosure of which would cause Employer to suffer substantial and irreparable harm; (ii) Employer has a legitimate business interest in preventing unauthorized use or disclosure of Confidential Information; and (iii) Employer takes reasonable measures to prevent unauthorized use or disclosure of Confidential Information. Accordingly, Employee will hold for the benefit of Employer, its affiliates, subsidiaries, related entities and designees, and will not disclose to any person or entity other than Employer or persons or entities designated by Employer, any secret, confidential or proprietary information, knowledge, computer data and/or information, research, formulae, patents, trade secrets, product information, customer information or identities, pricing information, non-public personnel information, marketing or other business methods, techniques, processes, practices, procedures, plans or strategies regarding Employer, its subsidiaries or affiliated corporations or business enterprises, or any of their respective customers obtained by Employee during Employee’s employment with Employer, or any other secret, confidential or proprietary information pertaining to Employer, its subsidiaries or affiliated corporations or business enterprises, or any of their respective customers (collectively, the “Confidential Information”), during the term of this Agreement and at all times after Employee’s termination of employment with Employer, unless the Board in writing consents to the contrary. In addition, during the term of this Agreement and at all times after Employee’s termination of employment with Employer, Employee will not use or disclose any Confidential Information for his own benefit or the benefit of any third parties, and will only use or disclose Confidential Information (A) in the course of performing duties assigned by Employer or as authorized in writing by the Board or (B) if Employee is compelled to disclose Confidential Information pursuant to applicable law, regulation or court order, provided that Employee (1) where permitted, provides Employer with at least five (5) business days’ prior written notice of such anticipated disclosure, (2) cooperates with Employer, as reasonably requested thereby, in seeking confidential or protective treatment of such information, and (3) minimizes the extent of any such disclosure. In no event will Employee oppose any action by Employer to obtain a protective order or other relief to prevent the disclosure of Confidential Information or to obtain reliable assurances that confidential treatment will be afforded to Confidential Information. Nothing in this Paragraph is intended to prevent Employee from testifying truthfully and fully in the event testimony is required by legal process.

For purposes of this Agreement, Confidential Information does not include that portion (and only that portion) of any information that is or that becomes available to the public generally (other than as a result of a disclosure by Employee or any third party acting in concert with Employee).

4.2 Return of Employer Property. All material furnished to Employee by Employer during the course of employment shall remain the property of Employer. Immediately upon demand or upon notice of termination of employment, Employee shall give to Employer all materials furnished to Employee, including the originals and all copies of all documents, correspondence, memoranda, records, notes, manuals, materials, customer and prospective customer lists and information, including without limitation computer data, and other things relating, either directly or indirectly, to Employer’s business, including, but not limited to any Confidential Information (collectively, the “Employer Property”), in Employee’s possession, custody or control, unless otherwise agreed to by the Board in writing. The Employer Property shall be in the same condition as when provided to Employee, reasonable wear and tear excepted.

ARTICLE V

RESTRICTIVE COVENANTS

5.1 Restrictive Covenants. Employee understands and agrees that, while employed by Employer and for a period of one (1) year following any termination of employment, whether by Employee or Employer, for any or no cause or reason whatsoever, Employee will abide by the following separate and independent covenants:

(a) Noncompetition. Employee will not work for any Restricted Company listed in Exhibit A to this Agreement or with any affiliate or division of such Restricted Company where: (i) Employee will have duties, or will perform or be expected to perform services that are the same as or substantially similar to those duties or services actually performed by Employee for Employer within the twelve (12) month period immediately preceding Employee’s termination of employment; or (ii) Employee will use or disclose or be reasonably expected to use or disclose any Confidential Information of Employer. For purposes of clarification, it shall not be a violation of this Paragraph 5.1(a) for Employee to work in an affiliate or division of a Restricted Company if: (A) the affiliate or division of the Restricted Company does not compete with Employer; (B) such work would not result in the use or disclosure of the Confidential Information; and (C) Employee obtains the prior written consent of Employer, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the obligations of Employee pursuant to this Paragraph 5.1(a) will not apply in the event Employee’s employment with Employer is terminated by Employer upon a Change in Control (as defined in Paragraph 7.3) of Employer or its parent, Salix Pharmaceuticals, Ltd. (“Parent”) without Reasonable Cause pursuant to Paragraph 6.1(b) or by Employee for Good Reason pursuant to Paragraph 6.2(a).

(b) Nonsolicitation of Employees. Employee shall not, without the prior written consent of Employer, on Employee’s own behalf or for any other person, firm, corporation, or other entity, directly or indirectly, solicit the employment of any employee of Employer who is then employed by Employer or who has been employed by Employer in the prior six (6) months, unless such person was involuntarily discharged by Employer or such affiliate.

5.2 Injunctive Relief to Enforce. Employee acknowledges and agrees that Employer could not be adequately compensated by money damages in the event of Employee’s breach of Article IV or Paragraph 5.1. Therefore, Employee agrees that any such breach of Article IV or Paragraph 5.1 would cause Employer substantial and irreparable harm for which Employer shall be entitled to a temporary restraining order and preliminary injunction. In addition, any and all attorneys’ fees, costs and expenses incurred by Employer in enforcing the terms of Article IV or Paragraph 5.1 shall be reimbursed to Employer by Employee. The remedies enumerated in this Paragraph 5.2 are cumulative in nature and are in addition to any other remedies Employer may have at law or in equity.

5.3 Severability. Employee acknowledges and agrees that (i) the restrictions set forth in Article IV and Paragraph 5.1 are (A) reasonable and necessary to protect the legitimate interests of Employer and its affiliates, (B) are reasonable as to time, territory and scope, (C) do not interfere with public policy or public interest, (D) are not unduly harsh as to preclude Employee from other gainful employment, and (E) are described with sufficient accuracy and definiteness to enable Employee to understand the scope of such restrictions; and (ii) Employer would not have entered into this Agreement in the absence of such restrictions. In the event that any court of competent jurisdiction shall determine that any of the restrictions set forth in Article IV or Paragraph 5.1 are inequitably broad, it is the intention and agreement of the parties that the decision-maker shall equitably adjust the obligations of Employee under this Agreement rather than entirely eliminate any such obligations. In the event that the decision-maker shall equitably adjust or eliminate any of the restrictive covenants in this Agreement, all other aspects of this Agreement shall remain in full force and effect.

ARTICLE VI

TERMINATION

6.1 Termination by Employer. This Agreement and Employee’s employment with Employer may be terminated by Employer upon the occurrence of any of the following events:

(a) Termination for Reasonable Cause. Employer may terminate Employee’s employment immediately and without prior notice upon the occurrence of any of the following events, each of which shall be deemed “Reasonable Cause” for termination: (i) Employee commits any act of gross negligence, fraud, dishonesty, or willful violation of any law or material violation of any significant written policy of Employer that causes material harm to Employer; (ii) Employee’s conviction of (a) a felony or (b) a serious crime involving moral turpitude; (iii) willful or gross failure by Employee to substantially perform the duties reasonably assigned to Employee, or any intentional refusal without compelling reason by Employee to discharge Employee’s job responsibilities and/or respond to Employer’s legitimate job-related requests, insofar as such duties, responsibilities and/or requests do not contravene law and are consistent with Employee’s position(s); (iv) failure to cooperate in an investigation conducted and/or undertaken by Employer or a governmental agency which has reasonable and legitimate objectives; and (v) any act of intentional conflict of interest by Employee related to Employer which results or is likely to result in material economic and/or other material damage to Employer.

(b) Termination Without Reasonable Cause. Subject to the provisions of Paragraph 6.4 and Appendix B, Employer may in its sole discretion terminate this Agreement and Employee’s employment with Employer at any time upon thirty (30) days’ prior written notice to Employee. In lieu of providing such notice, at Employer’s sole discretion, Employer may elect to pay Employee for thirty (30) days’ wages at Employee’s then-current Base Salary.

6.2 Termination by Employee.

(a) For “Good Reason.” Employee may terminate this Agreement for Good Reason, provided that Employee has provided Employer written notice of such intention to terminate and specifying the reason for such termination within ninety (90) days of an event qualifying as Good Reason (as defined below). Employer shall then have thirty (30) days from receipt of any such written notice from Employee to cure Employee’s grievances. If Employer has not cured Employee’s grievances in that time period, Employee must terminate this Agreement within thirty (30) days thereafter. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events or conditions: (i) a material adverse change in, or the assignment to Employee of any duties or responsibilities which are inconsistent with, Employee’s status, title, position or responsibilities (including reporting responsibilities) with Employer; (ii) a reduction in Employee’s salary and/or benefits except to the extent such reduction is comparable to percentage reductions in salary and/or benefits of all other employees of Employer, or any failure to pay Employee any compensation or benefits to which Employee is entitled within five (5) days of the date due; (iii) Employer or its successor relocates Employee’s workplace more than fifty (50) miles from Employee’s current workplace; or (iv) any material breach by Employer of any provision of this Agreement.

(b) Termination Without Good Reason. This Agreement and Employee’s employment with Employer may be terminated by Employee at any time for any or no reason upon thirty (30) days’ prior written notice to Employer.

6.3 Termination due to Death or Disability. This Agreement shall also terminate in the event of the death or incapacitating disability of Employee; provided, however, nothing herein shall give Employer the right to terminate Employee prior to discharging its obligations to Employee, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act, or any other applicable law. For purposes of this Agreement, “incapacitating disability” shall mean the physical or mental inability of Employee to perform the essential functions of Employee’s position with or without a reasonable accommodation for more than ninety (90) days in any twelve (12)-month period. This provision, by itself, shall not be interpreted to affect the eligibility, if any, of Employee under any disability policy maintained by Employer under which Employee is entitled to disability benefits. Termination of this Agreement under this Paragraph 6.3 shall excuse Employer from any and all obligation to provide further payment to Employee or Employee’s beneficiaries, including the severance benefits set out in Appendix B hereto, provided, however, Employee (or a personal representative) shall be entitled to all compensation and benefits accrued hereunder to the date of termination of employment.

6.4 Effect of Termination. In the event that this Agreement is terminated by Employer without Reasonable Cause pursuant to Paragraph 6.1(b) or by Employee for Good Reason pursuant to Paragraph 6.2(a), in any of those instances and only then Employer shall pay Employee severance pay as set forth in the Schedule of Severance Benefits attached hereto as Appendix B.

ARTICLE VII

GENERAL PROVISIONS

7.1 Authority; Indemnification.

(a) Employee represents and warrants that Employee is not currently subject to any restrictive covenant, any other restriction on employment, or any confidentiality agreement with any prior employer or other party except as already disclosed to Employer.

Employee shall indemnify and hold Employer harmless with respect to any and all claims, causes of action, damages and liability of any kind whatsoever, including reasonable attorneys’ fees and costs, successfully brought by a third party arising out of any acts taken by Employee which violate any such restrictive covenant, other restriction on employment, or confidentiality agreement.

(b) Employee shall be entitled to indemnification in accordance with the applicable provisions of Employer’s charter documents and any indemnification agreement to which Employee is, or may become, a party.

7.2 Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee without Employer’s prior written consent.

7.3 Change in Control. This Agreement shall be deemed automatically assigned by Employer (and assumed by the successor or assign) in the event of a Change in Control, and shall inure to the benefit of and bind Employer’s successors and assigns. For purposes of this Agreement, the term “Employer” shall include the party acquiring the business/assets of Employer upon any Change in Control. “Change in Control” shall mean:

(a) Any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Employer, any subsidiary of Employer or any employee benefit plan of Employer or any subsidiary of Employer), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Employer’s then outstanding securities entitled to vote generally in the election of members of the Board (securities of any entity entitled to vote generally in the election of members of the board of directors of such entity are referred to herein as “Voting Stock”); provided that a transaction will not be deemed to constitute a Change in Control if (i) Employer becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of Employer’s Voting Stock immediately prior to such transaction or (B) immediately following such transaction, no “person” (as that term is used in Section 13(d) and 14(d) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company;

(b) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of Employer was approved by a vote of at least two-thirds of the members of the Board then still in office who were either members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease, for any reason, to constitute at least a majority of the Board then in office;

(c) The merger or consolidation of Employer with or into another entity or the merger of another entity with or into Employer; provided that, a merger or consolidation will not be deemed to constitute a Change in Control if the shares of Employer’s Voting Stock outstanding immediately prior to such merger or consolidation constitute, or are converted into or exchanged for, securities representing more than 50% of the Voting Stock of (i) the surviving entity in such merger or consolidation (the “Surviving Entity”) or (ii) a holding company of which such Surviving Entity is a direct or indirect wholly-owned subsidiary, in each case immediately after such merger or consolidation;

(d) The direct or indirect sale, transfer, conveyance or other disposition (other than by way or merger or consolidation), in one or a series of transactions, of all or substantially all of the assets of Employer (on a consolidated basis) to any “person” (as that term is used in Section 13(d) and 14(d) of the Exchange Act); or

(e) The adoption of any plan relating to the liquidation or dissolution of Employer.

Notwithstanding the foregoing, (i) the transfer of assets between or among Employer and its subsidiaries shall not itself constitute a Change in Control, (ii) the term Change in Control shall not include a merger or consolidation of Employer with or into, or the sale, transfer, conveyance or other disposition of all or substantially all of the assets of Employer to, an affiliate of Employer incorporated or organized solely for the purpose or reincorporating or reorganizing Employer in another jurisdiction and/or for the sole purpose of forming, collapsing or dissolving a holding company structure, (iii) a “person” (as that term is used in Section 13(d) and 14(d) of the Exchange Act) shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement and (iv) in no event shall a Change in Control be deemed to have occurred with respect to Employee, if Employee is part of a purchasing group that consummates the Change in Control transaction (Employee shall be deemed “part of a purchasing group” for purposes of this clause (iv) if Employee is either directly or indirectly an equity participant in the purchasing group (except for (A) passive ownership of less than 3% of the stock of the purchasing group, or (B) ownership of equity participation in the purchasing group which is otherwise not significant, as determined prior to the Change in Control of Employer).

7.4 Governing Law; Venue. The validity, interpretation, performance and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. Any disputes arising out of this Agreement shall be brought and occur in Wake County, North Carolina.

7.5 Waiver. The waiver by a party of any breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any other breach by the other party.

7.6 Severability. In the event that any provision of this Agreement is determined by any body of competent jurisdiction to be unenforceable, illegal or contrary to public policy, that body shall modify such provision to conform to public policy, or to interpret it in such a way as to render it enforceable and legal, in accordance with the intent of the parties as expressed herein.

In the event that a body of competent jurisdiction decides that any provision of this Agreement is unenforceable, illegal or contrary to public policy and cannot be reformed, only such provision shall be affected and all other provisions of this Agreement shall remain in full force and effect.

7.7 Notice. Any notice given to Employee pursuant to this Agreement shall be sufficiently given if sent to Employee by registered or certified mail addressed to Employee’s address shown on Employer’s records or such other address as Employee shall have designated in writing to Employer. Any notice given to Employer pursuant to this Agreement shall be sufficiently given if sent to Employer by registered or certified mail to Employer’s principal office or such other address as Employer shall have designated in writing to Employee.

7.8 Employee Acknowledgement. Employee hereby acknowledges that Employee has read and understands the provisions of this Agreement, that Employee has been given the opportunity for Employee’s legal counsel to review this Agreement and that Employee has received a copy of this Agreement.

7.9 Entire Agreement. This Agreement and Appendices A and B and Exhibit A hereto set forth the entire understanding of the parties and the agreement they desire to reach relating to the subject matter hereof. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof (excluding confidentiality and invention agreements between or affecting the parties) including, but not limited to, any prior negotiations, correspondence, agreements, proposals, or understandings. Negotiations, correspondence, agreements, proposals, or understandings not expressly incorporated into this Agreement shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. No modification, waiver or agreement of termination of this Agreement shall be binding upon either party unless made in writing and signed for or on behalf of each party. Any such signature of Employer must be that of the representative duly authorized by the Board. In the event of any inconsistency between this Agreement and any benefit plan of Employer, the language of this Agreement shall control both documents. This Agreement may be signed in counterparts.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

SALIX PHARMACEUTICALS, INC.

By:	/s/ Carolyn Logan

Title:	President and Chief Executive Officer

EMPLOYEE:

/s/ William Forbes
William Forbes

APPENDIX A

Employee’s Base Salary and Benefits shall be as set forth in Paragraphs A through G below:

A. Base Salary. Employer shall continue to pay Employee his annual base salary in effect as of the Effective Date (“Base Salary”). The Base Salary may be changed from time to time in accordance with the normal business practices of Employer, however, in no instance shall the Base Salary be decreased below the annual salary in effect as of the Effective Date during the term of this Agreement except for decreases to Base Salary applied on an equal percentage basis to all employees of Employer.

B. Bonus. In addition to the Base Salary and in the sole discretion of the Board of Directors (or its designee), Employee may be given an annual bonus in accordance with Employer’s Bonus Plan (the “Bonus”).

C. Paid Time Off (“PTO”). Employee shall accrue PTO in accordance with Employer’s policies on PTO. At termination, Employee shall be entitled to be paid for unused paid time off that has been earned and accrued as of the termination date, in accordance with Employer’s PTO policy and North Carolina law.

D. Other Employee Benefits. Employee shall be entitled to participate and receive any and all other benefits that are generally available to other executives of Employer pursuant to any benefit programs existing during the term of this Agreement, including, among other things, participation in group life insurance, hospital, vision, dental, medical or other group health and accident benefit plans. In addition, Employee shall be entitled to participate in all 401(k), bonus, profit sharing, pension or retirement plans as may be in existence during the term of this Agreement in accordance with their respective terms and provisions; provided, however, that to the extent participation or the amount of participation is in the discretion of the Board or any committee thereof, then Employee’s participation shall likewise be solely in such discretion.

E. Benefits Solely from General Assets. The benefits provided hereunder shall be paid solely from the general assets of Employer. Nothing herein shall be construed to require Employer to maintain any fund or segregate any amount for the benefit of Employee, and neither Employee nor any other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of Employer from which any payment under this Agreement may be made.

F. Withholding for Taxes. Employer makes no commitment that any amounts paid to or for the benefit of Employee under Paragraphs A through E above will be excluded from Employee’s gross income for federal, state, and local income tax purposes, or that any other federal, state, or local tax treatment will apply to such payments or be available to Employee. Employer may make such provisions as it deems appropriate for the withholding of any taxes which Employer determines it is required to withhold in connection with this Agreement and the payments contemplated hereby.

G. Effect on Computation of Benefits. Any reimbursement of expenses payable under this Agreement shall not be deemed salary or other compensation to Employee for purposes of computing benefits to which Employee may be entitled under any 401(k) plan, bonus, deferred compensation plan, or other arrangement of Employer for the benefit of its employees.

APPENDIX B

SCHEDULE OF SEVERANCE BENEFITS

A. Entitlement to Severance Benefit. If the provisions of Paragraph 6.4 of this Agreement apply, and provided that Employee executes and does not revoke a general release of any employment-related claims in Employer’s favor in a form acceptable to Employer within the time period specified therein, but in no event later than sixty (60) days after termination of employment (collectively, the “Conditions to Severance”), then, in addition to any other benefits payable under this Agreement, Employer shall provide to Employee the severance benefits set forth in Paragraph B below. No such severance benefits shall be payable under this Agreement for Employee’s termination of employment for any other reason, including, but not limited to, Employee’s voluntary termination of employment (for other than Good Reason) or Employer’s termination of Employee’s employment for Reasonable Cause, death or incapacitating disability. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A (as defined below) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

B. Severance Benefits.

1. Severance Payment. If the Conditions to Severance are met, then Employer will provide Employee with a severance payment in an amount equal to: (1) eighteen (18) months of Employee’s then-current Base Salary if Employee has been employed with Employer for six (6) months or longer; or (2) nine (9) months of Employee’s then-current Base Salary if Employee has been employed with Employer for fewer than six (6) months (as applicable to Employee, the “Severance Amount”). Alternatively, if the Conditions to Severance are met and the termination of Employee’s employment with Employer or termination of this Agreement that qualifies for severance benefits under Paragraph 6.4 of this Agreement occurs within twelve (12) months after a Change in Control of Employer or its Parent (as defined in Paragraph 7.3 of this Agreement), then Employer will provide Employee with a severance payment in an amount equal to thirty-six (36) months of Employee’s Base Salary and thirty-six (36) months of Employee’s Bonus in accordance with Employer’s Bonus Plan (assuming the maximum grant provided under Paragraph B of Appendix A) (the “Change in Control Severance Amount” in such circumstances). Payment of the Severance Amount or Change in Control Severance Amount, as applicable, will be made by Employer to Employee in a lump sum on the sixtieth (60th) day following such termination of Employee’s employment with Employer.

2. Pro Rata Bonus. If the Conditions to Severance are met (and Employee is not entitled to the Change in Control Severance Amount), then Employer may, in the sole and exclusive discretion of the Board, pay to Employee, in addition to the Severance Amount, a lump sum payment equal to a pro rata amount of Employee’s Bonus for the year in which such termination occurs. If the Board so determines, such amount shall be payable at the same time as payments are made to other participants under the applicable performance-based bonus plan, but in any event on or before March 15th of the year immediately following the year to which such pro-rata Bonus relates, determined based on the actual achievement of performance goals under any performance-based bonus plan, program, or arrangement in which Employee participates for the year in which the date of termination occurs, based on the terms and conditions of the applicable plan or program (including Employee’s target bonus opportunity), pro-rated based on the number of days of service during the year occurring prior to the date of termination divided by 365.

3. Non-Compensation Benefits. If the Conditions to Severance are met and provided that Employee timely elects continued coverage under Employer’s group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employer will reimburse Employee for applicable COBRA premiums paid by Employee until the earlier of (i) a period equal to the number of months of Base Salary represented by Employee’s Severance Amount or Change in Control Severance Amount, as applicable; or (ii) Employee’s commencement of employment with a subsequent employer (or gainful self-employment) (the “Benefits Period”). Employer shall reimburse Employee for an applicable COBRA premium on the first day of the month immediately following the month to which it relates.

If Employee exhausts the maximum period of coverage under Employer’s group health plan under COBRA during the Benefits Period, Employee shall have the sole responsibility to obtain similar health insurance coverage for Employee and Employee’s dependents. If Employee obtains similar health insurance coverage for Employee and Employee’s dependents, Employer will reimburse Employee for the costs of Employee’s monthly premiums for the similar health insurance coverage for the remainder of the Benefits Period; provided however, that such reimbursements shall not exceed the monthly amount being reimbursed to Employee at the time Employee’s right to coverage under COBRA ends. Employer shall reimburse Employee for the applicable monthly premium for similar health insurance coverage upon receipt from Employee of proof of payment acceptable to Employer. Proof of payment must be given to Employer with sixty (60) days of payment of the premium, and the reimbursement payment shall be made immediately thereafter.

4. Outplacement Assistance. If the Conditions to Severance are met and Employee is entitled to the Change in Control Severance Amount, Employee will be entitled to receive outplacement assistance for a period of up to six (6) months after the date of termination from a provider selected by Employer.

5. Relocation Reimbursement. If the Conditions to Severance are met and Employee is entitled to the Change in Control Severance Amount, provided that Employee relocated in connection with his employment with Employer within eighteen (18) months prior to the date of termination, then Employee will be reimbursed for the relocation costs for his return to the city or town from which Employee was relocated up to the amount received by Employee from Employer for the original relocation. Employee must submit his reimbursement request and back-up documentation in accordance with Employer’s normal relocation policy within six (6) months after the date of termination to receive the reimbursement. If Employee chooses not to return to his city or town of origin, Employee will not be eligible to receive this benefit.

C. Excise Taxes. Notwithstanding anything contained in this Agreement to the contrary, if any payments to be made to or for the benefit of Employee are deemed to be “parachute payments” as that term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), Employee may elect to receive the full payment hereunder or to have Employer reduce such payment(s) to the minimum extent necessary to avoid imposition of any excise tax on Employee under Section 4999 of the Code or the disallowance of a deduction to Employer under Section 280G of the Code.

D. Section 409A. The intent of the parties to this Agreement is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted either to be in compliance with Section 409A or exempt from it. In applying Section 409A to this Agreement, the following rules shall be applicable:

1. If any severance or other payments that are required by this Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

2. If any severance compensation or other benefit provided to Employee pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Employee is a “specified employee” within the meaning of Section 409A, no payments of any of such severance or other benefit shall made for six (6) months plus one (1) day after the Separation Date (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the Separation Date and the New Payment Date shall be paid to Employee in a lump sum on the New Payment Date.

EXHIBIT A

SCHEDULE OF RESTRICTED COMPANIES (all offices)

Alkermes, Inc.

Cubist Pharmaceuticals Inc.

Furiex Pharmaceuticals, Inc.

Nektar Therapeutics

Perrigo Company plc

Shire Ltd.

Prometheus Laboratories Inc., a Division of Nestlé Health Science

Vertex Pharmaceuticals Incorporated